EXHIBIT 15(b)

LEHMAN BROTHERS INSTITUTIONAL FUNDS GROUP TRUST

SHAREHOLDER SERVICING AGREEMENT (Class E)


[Name of Service Organization]
[Address of Service Organization]


Ladies and Gentlemen:

		Lehman Brothers Institutional Funds Group Trust (the "Trust") confirms its agreement with ___________________ ("Service Organization"), in accordance with the terms of the shareholder service plan dated as of __________, 1994 (the "Plan") adopted by the Trust with respect to
_________ (the "Fund"), which is a series of the Trust, pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended
(the "1940 Act"), as follows:

		Section 1.  Compensation and Services to be Rendered.

		(a) Service Organization agrees to provide the following support services to its clients ("Clients") who may from time to time beneficially own Class E shares of the Fund ("Shares"): (i) aggregating and processing purchase and redemption requests for Shares from Clients and placing net purchase and redemption orders with the distributor of the Shares; and (ii) responding to Client inquiries relating to the services performed by the Service Organization and handling correspondence. The Service Organization, at its option, may also (iii) act as shareholder of record and as nominee; (iv) provide Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; (v) provide sub-accounting with respect to Shares beneficially owned by Clients or the information necessary for sub-accounting; (vi) provide checkwriting services; (vii) process dividend payments from the Fund on behalf of Clients; (viii) provide information periodically to Clients showing their positions in Shares; (ix) arrange for bank wires; (x) forward shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (xi) provide reasonable assistance in connection with the distribution of Shares to Clients as requested from time to time by us, which assistance may include forwarding sales literature and advertising provided by us for Clients; and
(xii) provide such other similar services as the Fund may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

		(b) Service Organization will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in its business, or any personnel employed by it) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance.

		(c) Neither Service Organization nor any of its officers, employees or agents are authorized to make any representations concerning the Trust, the Fund or Shares except those contained in the then current prospectus for such Shares, copies of which will be supplied to Service Organization, or in such supplemental literature or advertising as may be authorized by the Trust in writing.

		(d) For all purposes of this Agreement, Service Organization will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or the Fund in any matter or in any respect.
By its written acceptance of this Agreement, Service Organization agrees to and does release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by Service Organization or its officers, employees or agents regarding its responsibilities hereunder or the purchase, redemption, transfer or registration of Shares by or on behalf of Clients. Service Organization and its employees will, upon request, be available during normal business hours to consult with the Trust or its designees concerning the performance of their responsibilities under this Agreement.

		(e) In consideration of the services and facilities provided by Service Organization hereunder, the Trust will pay to Service Organization, and Service Organization will accept as full payment therefor, a fee at the annual rate of .15 of 1% of the average daily net asset value of the Shares beneficially owned by clients of a Service Organization (the "Clients' Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this
Section 1(e), the average daily net asset value of the Clients' Shares will be computed in the manner specified in the Trust's registration statement relating to the Fund (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively decreased by the Trust, in its sole discretion, at any time upon notice to Service Organization. Further, the Trust may, in its discretion and without notice, suspend or withdraw the sale of Shares, including the sale of such Shares to Service Organization for the account of any Client or Clients. Notwithstanding the above, in order to seek to assure that the net asset value per share for all Fund shares is the same, Service Organization agrees to waive such portion of any payments to it hereunder to the extent necessary to ensure that payments, if any, required to be accrued by the Shares on any day do not exceed the income to be accrued to such Shares on that day.

		Section 2.  Approval by Trustees.

		This Agreement will not take effect with respect to a Fund until approved by a majority vote of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in this Agreement (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Agreement.



		Section 3.  Continuance of the Agreement.

		This Agreement will continue in effect for an initial two-year term and thereafter will continue from year to year with respect to the Fund so long as its continuance is specifically approved annually by vote of the Trust's Board of Trustees in the manner described in Section 2 above.

		Section 4.  Termination.

		(a) This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Trust or its designee. This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Class, or by you, in either case upon written notice to the other party hereto.

		(b) This Agreement will terminate automatically in the event of its assignment.

		Section 5.  Written Reports.

		(a) Service Organization will furnish the Trust or its designees with such information as they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in connection with the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable by Trustees pursuant hereto, as well as any other reports or filings that may be required by law.

		(b) The Trust may enter into other similar Servicing Agreements with any other person or persons without Service Organization's consent.

		Section 6.  Representations and Warranties

		By its written acceptance of this Agreement, Service Organization represents, warrants and agrees that: (i) the compensation payable to Service Organization hereunder, together with any other compensation Service Organization receives from Clients for services contemplated by this Agreement, will not be excessive or unreasonable under the laws and instruments governing Service Organization's relationships with Clients; and (ii) Service Organization will provide to Clients a schedule of any fees that it may charge to them relating to the investment of their assets in Shares. In addition, Service Organization understands that this Agreement has been entered into pursuant to the Rule and is subject to the provisions of the Rule, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission.



		Section 7.  Meaning of Certain Terms.

		As used in this Agreement, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

		Section 8.  Filing of Declaration of Trust.

		The Trust represents that a copy of its Declaration of Trust dated as of November 25, 1992, as amended from time to time (the
"Declaration of Trust"), is on file with the Secretary of The Commonwealth of Massachusetts and with the Boston City Clerk.

		Section 9.  Limitation of Liability.

		The obligations of the Trust under this Agreement will not be binding upon any of the Trustees of the Trust, shareholders of the Fund or any other investment fund offered by the Trust, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Funds as provided in the Declaration of Trust. No
Fund will be liable for any claims against any other investment fund offered by the Trust and no class of Fund shares will be liable for any claims against any other class.

		Section 10.  Governing Law.

		This Agreement will be governed by the laws of the State of New York, without regard to the choice of law provisions thereof.


		If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

						Very truly yours,

						LEHMAN BROTHERS INSTITUTIONAL
						FUNDS GROUP TRUST


						By:
						   Name:
						   Title:

Accepted:

[Service Organization]


By:
   Name:
   Title:


Dated:                     , 1993






lehman/institut/agrmts/servicee.doc